Exhibit 99.1
Press Release Dated May 12, 2010

Acorn Energy Completes Acquisition of Outstanding Shares of GridSense

Montchanin, DE, May 12, 2010 — Acorn Energy, Inc. (Nasdaq: ACFN), an energy technology holding company, today announced that it has completed the acquisition of GridSense Pty. Ltd., increasing its ownership to 100%. The terms include cash and Acorn stock.

"Acorn believes the most serious and present danger to the developed world’s electric grid is the aging distribution system. Gridsense has worked with utilities for the past thirty years to become a leader in the emerging field of smart grid distribution automation that enables utilities to predict and prevent outages. Gridsense CEO Lindon Shiao has assembled a unique product line that utilities can quickly and cost effectively deploy on the existing grid to improve reliability. We believe one recent project sponsored by the California Energy Commission that used the Gridsense LineTracker is the largest US distribution automation project in the United States to date. The electric industry is about to unleash record expenditures for updating the grid backed by $3.4 Billion in government matching stimulus. We believe that this transaction will be an important driver of Acorn shareholder value as the stimulus money is released and Gridsense is able to capitalize on its relationships with over 200 utilities," said John Moore, CEO of Acorn Energy.

“Acorn has always exhibited a strong track record of identifying companies that address meaningful problems in the energy sector and providing the requisite combination of financial and strategic resources to help them become relevant in the industry. GridSense’s association with Acorn over the last couple of years has helped the company accelerate key development activities as well expand the company’s sales and marketing reach in the global utility market. With the completion of this transaction, GridSense will have access to additional resources which will be necessary for large scale customer deployments and other growth activities,” said Lindon Shiao, CEO of Gridsense.

Under terms of the transaction, Acorn acquired the outstanding GridSense shares not owned by the company in consideration for 206,995 shares of Acorn common stock.  Under the purchase agreement these shares were valued at $5.91 per share, which was the volume weighted average price of Acorn common stock for the twenty days preceding October 12, 2009.

In addition, Acorn acquired $1,128,339 principal amount of promissory notes of GridSense at a price equal to the principal amount and accrued interest.  Under the purchase agreement, 50% of the purchase price of the notes was paid in cash and 50% was paid in Acorn stock, valued at $5.91 per share, resulting in the issuance of 149,201 shares of Acorn common stock. Acorn also provided GridSense approximately $594,000 at the closing to pay a shareholder loan.

Exhibit 99.1
Press Release Dated May 12, 2010

Under the purchase agreement, Acorn also agreed to pay an earn-out to the shareholders of GridSense as part of consideration for their shares. The earn-out is based on GridSense revenue for the 12-month period ending March 31, 2011 and is capped at $1,701,370. The earn-out can be paid either in cash or Acorn shares or a combination of both.

The shares of Acorn common stock which were issued in consideration for acquiring GridSense’s shares, including any shares issued in payment of the earn-out, are subject to an escrow for possible indemnity claims and restrictive legend, with 50% of the shares released after six months and the balance one year after April 28, 2010. The Acorn shares issued in consideration for acquiring the promissory notes are subject to restrictive legend, with 50% of the shares being tradable after six months and the balance being tradable after one year.

About GridSense Pty. Ltd.
GridSense Pty. Ltd. is an industry leader that provides remote monitoring and control systems to electric utilities and industrial facilities worldwide. These solutions which include outage management, power quality monitoring, trouble shooting, capacity planning and demand response, provide network operators with the intelligence to improve efficiencies of grid operations. GridSense has a range of commercially proven offerings and a growing base of utility customers worldwide.  For more information visit www.gridsense.com.

About Acorn Energy, Inc.
Acorn Energy, Inc. is a publicly-traded holding company with equity interests in CoaLogix, Coreworx, DSIT, GridSense and US Sensor Systems, Inc. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com.

Safe Harbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties. These risks and uncertainties include demand and competition in the market for devices and equipment similar to those manufactured by GridSense, possible uncertainty about GridSense’s orders from customers resulting from grants by the US Department of Energy and successful integration of GridSense into the Acorn Energy family of subsidiary companies. For disclosure of additional risks and uncertainties which may affect GridSense’s business and prospects and Acorn Energy, Inc.’s business generally, see the information under "Risk Factors" in Acorn Energy's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Exhibit 99.1
Press Release Dated May 12, 2010

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com

Company Contact:
John A. Moore
(302) 656-1707
jmoore@acornenergy.com